Exhibit 4.1

Amendment to Securities Purchase Agreement

THIS AMENDMENT (this “Amendment”), dated as of December 7, 2007, by and among Open Energy Corporation, a Nevada corporation (the “Company”), and each of the investors listed on the Schedule of Buyers annexed to that certain securities purchase agreement, dated September 19, 2007 (the “Agreement”).  All capitalized terms not otherwise defined herein shall have the definitions ascribed to them in the Agreement, as amended herby.

WITNESSTH

A.                                   WHEREAS, each of the Buyers and the Company are parties to the Agreement; and

B.                                     WHEREAS, the Buyers and the Company now desire to amend the Agreement upon the terms and conditions as are set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and other agreements contained in this Amendment, the Company and each of the Buyers hereby agree as follows:

                                                1.                                       AMENDMENT TO RECITAL CLAUSE C. The final sentence of recital clause C shall be amended to read in its entirety as follows:

“Of the $35,000,000 principal amount of Notes being issued in connection with this transaction, not more than $5,000,000 principal amount of Notes shall be designated Series A Notes and not more than $30,000,000 principal amount of Notes shall be designated Series B Notes;”

2.                                       AMENDMENT TO SECTION 1(a)(ii). The final sentence of recital clause C shall be amended to read in its entirety as follows:

The date and time of the initial Closing (the “Initial Closing”) shall be no later than 10:00 a.m., New York City time on September 18, 2007 (or such later date as is mutually agreed to by the Company and each Buyer) (the “Initial Closing Date”) after notification of satisfaction (or waiver) of the conditions to the Closing set forth in Sections 6 and 7 below, with any additional closings (the “Additional Closing Dates”) to take place on or before December 17, 2007 (“Termination Date”) with the date of the final Closing (the “Final Closing”) occurring on or before the Termination Date (the “Final Closing Date”), each to occur at the offices of Richardson & Patel LLP, 405 Lexington Avenue, 26th Floor, New York, New York 10174 unless the Company and the Buyers (as defined below) agree otherwise.  The Initial Closing and the Final Closing may be referred to herein collectively as a “Closing.”

3.                                       AMENDMENT TO SECTIONS 4(o)(ii) and (iv).  Section 4(o)(ii) shall be amended to read in its entirety as follows:

“From the date hereof until 90 days after the Effective Date (as defined in the Registration Rights Agreement), neither the Company nor any Subsidiary shall issue shares of Common Stock or Common Stock Equivalents, other than: (i) Excluded Securities, (ii) pursuant to this Agreement, or (iii) upon the conversion of Notes or exercise of Warrants issued in connection with this Agreement or the securities purchase agreement, dated March 30, 2006 and the securities purchase agreement, dated March 30, 2007, between the Company and Y.A. Global Investments, L.P. (“YA Global”); provided, however, the 90 day period set forth in this Section 4(o) shall be extended for the number of Trading Days during such period in which (i) trading in the Common Stock is suspended by any Trading Market, or (ii) following the Effective Date, the Registration Statement is not effective or the prospectus included in the Registration Statement may not be used by the Buyers for the resale of the Conversion Shares or Warrant Shares.”

Section 4(o)(iv) shall be amended to read in its entirety as follows:

“Notwithstanding the foregoing, this Section 4(o) shall not apply in respect of any Strategic Investment Partner or Excluded Securities (as defined in the Notes), except that other than the issuance of Variable Equity Securities pursuant to the terms of each of the securities purchase agreements dated March 30, 2006 and March 30, 2007, respectively, between the Company and YA Global no Variable Equity Securities or Equity Line transaction shall be deemed to be included in the definition of Excluded Securities (as defined in the Notes).  For purposes of this Section 4(o) and Section 4(r), “Strategic Investment Partner” shall include, without limitation, any party with whom the Company may enter into any business relationship whereby such party (i) invests cash or other funds into the Company, (ii) enters into a joint venture with the Company or (iii) enters into such other similar business arrangement.

4.                                       AMENDMENT TO SECTION 4(s).  Section 4(s) shall be amended to read in its entirety as follows:

“Retention of Transfer Agent.  The Company will engage the services of a transfer agent for its Common Stock that is a participant in the Depository Trust Company’s Full Fast Program; however, prior to the Company’s engagement of a transfer agent, other than its current transfer agent, the Company will have first received the prior written consent of YA Global, which consent shall not be unreasonably withheld.”

                                                5.                                       MISCELLANEOUS.

(a)                                  Continued Effectiveness. Except as otherwise provided herein, all of the representations, warranties, covenants, conditions and other provisions of the Agreement are hereby ratified and confirmed and shall continue in full force and effect, enforceable in accordance with the terms thereof.

(b)                                 Authorization. The Buyer hereby represents and warrants to the Agent and the Company that it has full power and authority to enter into this Amendment and that this Amendment constitutes the legal, valid and binding obligation of the Buyer, enforceable against such Buyer in accordance with its terms.

(c)                                  Successors and Assigns. This Amendment shall be binding upon and inure to the benefit of the parties and their respective successors and assigns.

(d)                                 Governing Law. This Amendment shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York.

(e)                                  Counterparts. This Amendment may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party; provided that a facsimile signature shall be considered due execution and shall be binding upon the signatory thereto with the same force and effect as if the signature were an original, not a facsimile signature.

[SIGNATURES APPEAR ON THE FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized signatories as of the date first indicated above.

OPEN ENERGY CORPORATION	Address for Notice:
514 Via de la Valle, Suite 200
Solana Beach, CA 92075

By:	Facsimile: (858) 794-8811
Name: David P. Saltman	Attention: David Saltman
Title: Chief Executive Officer	Chief Executive Officer

With a copy to (which shall not constitute notice):	Address for Notice:
Wilson Sonsini Goodrich & Rosati	12235 El Camino Real, Suite 200
Attention: Martin J. Waters, Esq.	San Diego, CA 92130

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK

SIGNATURE PAGE FOR BUYER FOLLOWS]

[BUYER SIGNATURE PAGES TO OPEN ENERGY CORPORATION AMENDMENT]

IN WITNESS WHEREOF, the undersigned have caused this Amendment to be duly executed by their respective authorized signatories as of the date first indicated above.

Name of Buyer:

Signature of Authorized Signatory of Buyer:

Name of Authorized Signatory:

Title of Authorized Signatory:

Email Address of Buyer:

Fax Number of Buyer:

Address for Notice of Buyer: